CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS FIRST QUARTER 2016 RESULTS
Achieved First Quarter 2016 EPS of $0.27(1); Top-end of Previously Provided Guidance Range
Reaffirmed Full Year 2016 EPS and Free Cash Flow Guidance
BLOOMFIELD HILLS, Michigan, April 28, 2016 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended March 31, 2016. The Company reported first quarter net sales from continuing operations of $202.9 million, a decrease of 9.5% compared to first quarter 2015. The Company reported first quarter 2016 income from continuing operations of $8.3 million, or $0.18 per diluted share, as compared to income of $11.9 million, or $0.26 per diluted share, in the first quarter of 2015. Excluding Special Items(1) related to severance and business restructuring costs, first quarter 2016 diluted earnings per share from continuing operations would have been $0.27, as compared to $0.31 in first quarter 2015.
TriMas Highlights

•
Achieved first quarter 2016 diluted earnings per share of $0.27, excluding Special Items(1), in spite of continued macroeconomic weakness, most notably in oil-related and industrial end markets, and short-term costs and inefficiencies in Aerospace.

•	Continued to execute on its $22 million Financial Improvement Plan, completing the majority of the remaining cost actions by quarter end.

•	Achieved organic growth in Packaging, more than offsetting the unfavorable impact of currency exchange, while remaining in the middle of the targeted operating profit margin range.

•
Within Engineered Components, achieved approximately 280 basis points of margin expansion on lower revenue through favorable product mix and productivity efforts in the industrial cylinder business, while remaining approximately breakeven in the engine and compressor business despite a nearly 60% decline in year-over-year sales due to the impact of lower oil prices.

•
Advanced the business restructuring in Energy, driving manufacturing and operational improvements; announced the appointment of Marc Roberts, an experienced leader with a track record of driving growth and profitability across global businesses, as president of the Energy segment.

"Our overall first quarter results were as expected, achieving earnings per share of $0.27(1), representing the top end of our previously provided guidance range," said Dave Wathen, TriMas President and Chief Executive Officer. "During the quarter, we continued to face external headwinds related to the impact of lower oil prices and significantly reduced oil production activity, slower industrial markets and unfavorable currency exchange. We also experienced some short-term production and integration costs and inefficiencies in Aerospace that impacted both sales and profitability. In addition, the cost reduction actions related to our Financial Improvement Plan, as well as improved performance in our packaging and cylinder businesses, helped to mitigate the impact of a 9.5% sales decline as compared to the prior year period."
Wathen continued, "As we move forward through 2016, we are intently focused on increasing our margins, particularly in our Aerospace and Energy businesses, and we expect demonstrable improvements over the remainder of the year. By the end of the second quarter, we will have lapped the majority of the year-over-year impact of two significant external headwinds, lower oil prices and aerospace distributor planned inventory reductions, so our progress should be more visible. The changes we have made in our organization will better enable TriMas to drive our financial performance regardless of market instability and business conditions."
"We continue to be confident in our ability to improve margins, generate strong cash flow and deliver increased return on capital. We are maintaining our full-year 2016 diluted EPS range of between $1.35 and $1.45 per share, with the midpoint representing EPS growth of approximately 8.5% as compared to 2015, as well as our 2016 free cash flow guidance of between $60 million and $70 million, or approximately 100% of net income," Wathen concluded.

First Quarter Financial Results - From Continuing Operations

•
TriMas reported first quarter net sales of $202.9 million, a decrease of 9.5% as compared to $224.1 million in first quarter 2015. The positive impacts of a recent acquisition and organic initiatives were more than offset by sales declines primarily resulting from the weakness in the energy-facing end markets, lower Aerospace sales and the impact of unfavorable currency exchange.

•
The Company reported operating profit of $16.5 million in first quarter 2016 as compared to $23.0 million in first quarter 2015. Excluding Special Items(2) related to severance and business restructuring, first quarter 2016 operating profit would have been $21.8 million, a decrease of 14.3% as compared to $25.5 million during first quarter 2015. First quarter 2016 operating profit margin, excluding Special Items(2), decreased 60 basis points to 10.8%, as margin improvements in Packaging and Engineered Components, and a reduction in corporate expenses, were more than offset by declines in Aerospace and Energy as compared to first quarter 2015.

•
First quarter 2016 income from continuing operations was $8.3 million, or $0.18 per diluted share, compared to $0.26 per diluted share in first quarter 2015. Excluding Special Items(1), first quarter 2016 income from continuing operations would have been $12.4 million, or $0.27 per diluted share, as compared to $0.31 in first quarter 2015.

•
The Company reported a Free Cash Flow (defined as Net Cash Provided by/Used for Operating Activities of Continuing Operations, excluding the cash impact of the Financial Improvement Plan, less Capital Expenditures) use of $5.9 million for first quarter 2016 as compared to a use of $1.8 million in first quarter 2015. The Company expects to generate between $60 million and $70 million for full year 2016.

Discontinued Operations
On June 30, 2015, the Company completed the spin-off of its Cequent businesses (comprised of the Cequent Americas and Cequent APEA reportable segments), creating a new independent publicly traded company, Horizon Global Corporation, through a distribution of 100% of the Company's interest in Horizon Global to holders of TriMas common shares. The results of operations of the Cequent businesses, as well as the one-time costs incurred in connection with the separation of the two companies, are included in discontinued operations.
Financial Position
TriMas reported total debt of $437.9 million as of March 31, 2016, as compared to $419.6 million as of December 31, 2015, and $663.8 million as of March 31, 2015. The decrease in total debt as compared to the year ago period was the result of the Company using the cash distribution from Horizon Global in conjunction with the spin-off of the Cequent businesses to reduce the outstanding borrowings. TriMas ended first quarter 2016 with $92.2 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.
Business Segment Results - From Continuing Operations(2)
Packaging
Net sales for the first quarter increased 1.5% as compared to the year ago period, as sales increased slightly in the industrial, food and beverage, and health, beauty and home care end markets, partially offset by the impact of unfavorable currency exchange. First quarter operating profit and the related margin percentage increased due to higher sales levels and the impact of ongoing productivity and automation initiatives, partially offset by continued investment in global capabilities. The Company continues to develop specialty dispensing and closure applications for growing global markets, including industrial, food and beverage, and health, beauty and home care markets.
Aerospace
Net sales for the first quarter decreased 11.5% as compared to the year ago period, as a result of lower demand from larger distribution customers, as well as lower sales to OE customers due to manufacturing constraints, partially offset by incremental sales resulting from the November 2015 acquisition of certain assets related to Parker Hannifin’s Tolleson, Arizona, machined components facility. First quarter operating profit and the related margin percentage decreased due to the lower sales levels and related operating leverage, a less favorable product mix, and production and machined components acquisition integration costs and inefficiencies, partially offset by lower selling, general and administrative costs resulting from the Financial Improvement Plan. The Company is focused on increasing manufacturing efficiencies and throughput to improve margins, integrating the recent acquisition, leveraging its aerospace platform to better serve its customers, and developing and qualifying additional highly-engineered products for aerospace applications.

Energy
First quarter net sales decreased 12.5% as compared to the year ago period, primarily due to reduced demand levels from upstream oil and gas customers related to lower oil production activity, lower sales from international branches due to restructuring activities in those regions, and the impact of unfavorable currency exchange. First quarter operating profit and the related margin percentage declined as the cost savings achieved due to the restructuring and cost reduction initiatives were more than offset by the impact of the reduced sales levels and related lower fixed cost absorption. The Company continues to restructure this business to improve its cost structure, including consolidating certain facilities, starting up a lower cost manufacturing facility in Reynosa, Mexico, and adding experienced resources to the leadership team. The Company is in the process of restructuring its business, driving manufacturing and operational improvements, and increasing the sales of its higher-margin, specialty products.
Engineered Components
First quarter net sales decreased 22.3% as compared to the year ago period, primarily due to lower sales of engines and compressors resulting from the impact of lower oil prices and significantly reduced oil production activity. Sales of industrial cylinders also decreased as a result of continued softness in industrial end markets and reduced levels of export sales due to the strong U.S. dollar. First quarter operating profit decreased, primarily due to reduced sales levels and lower fixed cost absorption related to engine and compression products. Operating profit margin increased, however, as the impact of the sales decline was more than offset by savings achieved from cost reduction actions and ongoing productivity initiatives. The Company has responded to the dramatic drop in oil prices and the impact on engine and compressor demand by reducing its fixed cost structure, and continues to drive new product sales and expand its international sales efforts.
2016 Outlook
The Company maintains its full year 2016 outlook from continuing operations as provided on February 25, 2016. The Company is estimating that 2016 sales will be relatively flat, ranging between a decline of 2% to an increase of 2%, as compared to 2015. The Company expects full-year 2016 diluted earnings per share to be between $1.35 and $1.45 per share, excluding any future events that may be considered Special Items. In addition, the Company expects 2016 Free Cash Flow (defined as Cash Flow from Operating Activities, excluding the cash impact of the Financial Improvement Plan, less Capital Expenditures) to be between $60 million and $70 million, or approximately 100% of net income.

Conference Call Information
TriMas Corporation will host its first quarter 2016 earnings conference call today, Thursday, April 28, 2016, at 10 a.m. ET. The call-in number is (888) 437-9445. Participants should request to be connected to the TriMas Corporation first quarter 2016 earnings conference call (Conference ID #3415946). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Code #3415946) beginning April 28, 2016 at 3 p.m. ET through May 5, 2016 at 3 p.m. ET.
Notice Regarding Forward-Looking Statements
Any “forward-looking” statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including, but not limited to, those relating to the Company’s business, financial condition or future results, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to:  the Company's leverage; liabilities imposed by the Company's debt instruments; market demand; competitive factors; supply constraints; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; technology factors; litigation; government and regulatory actions; the Company's accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company's business and industry; the Company’s ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; the Company’s ability to attain the Financial Improvement Plan targeted savings and free cash flow amounts; future prospects of the Company; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.
About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into four reportable segments: Packaging, Aerospace, Energy and Engineered Components. TriMas has approximately 4,000 employees in 13 countries. For more information, visit www.trimascorp.com.

(1)
Appendix I details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income from continuing operations under GAAP, but that management would consider important in evaluating the quality of the Company's operating results.

(2)
Business Segment Results include Operating Profit that excludes the impact of Special Items. For a complete schedule of Special Items by segment, see “Company and Business Segment Financial Information - Continuing Operations.”

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	March 31, 2016	December 31, 2015
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$25,420	$19,450
Receivables, net	131,630	121,990
Inventories	167,320	167,370
Prepaid expenses and other current assets	10,070	17,810
Total current assets	334,440	326,620
Property and equipment, net	179,670	181,130
Goodwill	379,250	378,920
Other intangibles, net	268,720	273,870
Other assets	9,500	9,760
Total assets	$1,171,580	$1,170,300
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$13,840	$13,850
Accounts payable	75,050	88,420
Accrued liabilities	41,940	50,480
Total current liabilities	130,830	152,750
Long-term debt, net	424,010	405,780
Deferred income taxes	9,100	11,260
Other long-term liabilities	56,920	53,320
Total liabilities	620,860	623,110
Total shareholders' equity	550,720	547,190
Total liabilities and shareholders' equity	$1,171,580	$1,170,300

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2016	2015
Net sales	$202,880	$224,130
Cost of sales	(146,960)	(161,210)
Gross profit	55,920	62,920
Selling, general and administrative expenses	(39,470)	(39,900)
Operating profit	16,450	23,020
Other expense, net:
Interest expense	(3,440)	(3,450)
Other expense, net	(60)	(1,320)
Other expense, net	(3,500)	(4,770)
Income from continuing operations before income tax expense	12,950	18,250
Income tax expense	(4,650)	(6,310)
Income from continuing operations	8,300	11,940
Income from discontinued operations, net of tax	—	2,040
Net income	$8,300	$13,980
Basic earnings per share:
Continuing operations	$0.18	$0.26
Discontinued operations	—	0.05
Net income per share	$0.18	$0.31
Weighted average common shares—basic	45,278,990	44,997,961
Diluted earnings per share:
Continuing operations	$0.18	$0.26
Discontinued operations	—	0.05
Net income per share	$0.18	$0.31
Weighted average common shares—diluted	45,654,816	45,400,843

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2016	2015
Cash Flows from Operating Activities:
Net income	$8,300	$13,980
Income from discontinued operations	—	2,040
Income from continuing operations	8,300	11,940
Adjustments to reconcile net income to net cash used for operating activities:
Loss on dispositions of property and equipment	590	100
Depreciation	5,940	5,080
Amortization of intangible assets	5,100	5,360
Amortization of debt issue costs	340	510
Deferred income taxes	(20)	280
Non-cash compensation expense	1,970	1,980
Tax effect from stock based compensation	620	(200)
Increase in receivables	(11,210)	(7,310)
(Increase) decrease in inventories	330	(1,930)
(Increase) decrease in prepaid expenses and other assets	7,700	(2,280)
Decrease in accounts payable and accrued liabilities	(23,660)	(7,980)
Other, net	660	(1,690)
Net cash provided by (used for) operating activities of continuing operations	(3,340)	3,860
Net cash used for operating activities of discontinued operations	—	(27,130)
Net cash used for operating activities	(3,340)	(23,270)
Cash Flows from Investing Activities:
Capital expenditures	(5,980)	(5,690)
Net proceeds from disposition of property and equipment	120	520
Net cash used for investing activities of continuing operations	(5,860)	(5,170)
Net cash used for investing activities of discontinued operations	—	(2,200)
Net cash used for investing activities	(5,860)	(7,370)
Cash Flows from Financing Activities:
Repayments of borrowings on term loan facilities	(3,470)	(5,860)
Proceeds from borrowings on revolving credit and accounts receivable facilities	117,130	289,440
Repayments of borrowings on revolving credit and accounts receivable facilities	(97,220)	(245,880)
Payments for deferred purchase price	—	(5,400)
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(650)	(2,560)
Proceeds from exercise of stock options	—	430
Tax effect from stock based compensation	(620)	200
Net cash provided by financing activities of continuing operations	15,170	30,370
Net cash used for financing activities of discontinued operations	—	(420)
Net cash provided by financing activities	15,170	29,950
Cash and Cash Equivalents:
Net increase (decrease) for the period	5,970	(690)
At beginning of period	19,450	24,420
At end of period	$25,420	$23,730
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,980	$4,710
Cash paid for taxes	$1,780	$8,340

TriMas Corporation
Company and Business Segment Financial Information
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2016	2015
Packaging
Net sales	$80,110	$78,960
Operating profit	$17,840	$17,510
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$470	$150
Excluding Special Items, operating profit would have been	$18,310	$17,660

Aerospace
Net sales	$40,500	$45,740
Operating profit	$3,460	$8,080
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$70	$790
Excluding Special Items, operating profit would have been	$3,530	$8,870

Energy
Net sales	$44,750	$51,160
Operating profit (loss)	$(3,610)	$340
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$4,700	$1,430
Excluding Special Items, operating profit would have been	$1,090	$1,770

Engineered Components
Net sales	$37,520	$48,270
Operating profit	$5,580	$5,970
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$150	$80
Excluding Special Items, operating profit would have been	$5,730	$6,050

Corporate Expenses
Operating loss	$(6,820)	$(8,880)

Total Continuing Operations
Net sales	$202,880	$224,130
Operating profit	$16,450	$23,020
Total Special Items to consider in evaluating operating profit	$5,390	$2,450
Excluding Special Items, operating profit would have been	$21,840	$25,470

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2016	2015
Income from continuing operations, as reported	$8,300	$11,940
After-tax impact of Special Items to consider in evaluating quality of income from continuing operations:
Severance and business restructuring costs	4,090	1,900
Excluding Special Items, income from continuing operations would have been	$12,390	$13,840

	Three months ended March 31,
	2016	2015
Diluted earnings per share from continuing operations, as reported	$0.18	$0.26
After-tax impact of Special Items to consider in evaluating quality of EPS from continuing operations:
Severance and business restructuring costs	0.09	0.05
Excluding Special Items, diluted EPS from continuing operations would have been	$0.27	$0.31
Weighted-average shares outstanding	45,654,816	45,400,843

	Three months ended March 31,
	2016	2015
Net cash provided by (used for) operating activities of continuing operations	$(3,340)	$3,860
Add: Cash impact of Financial Improvement Plan	3,440	—
Cash Flows from operating activities excluding Special Items	100	3,860
Less: Capital expenditures of continuing operations	(5,980)	(5,690)
Free Cash Flow from continuing operations	$(5,880)	$(1,830)